Exhibit 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS AND ANNOUNCES RESUMPTION OF QUARTERLY DIVIDEND

Second Quarter Net Income Attributable to Cohen & Company Inc. of $1.7 Million, or $1.21 per Diluted Share

Second Quarter Adjusted Pre-Tax Income of $3.7 Million, or $0.78 per Diluted Share

Reinstating Quarterly Cash Dividend; Board Declares Dividend of $0.25 per Share

Philadelphia and New York, July 29, 2021 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets and, more recently, in SPAC markets, today reported financial results for its second quarter ended June 30, 2021.

Summary Operating Results

	Three Months Ended
($ in thousands)	6/30/21	3/31/21	6/30/20
Total revenues	$10,066	$102,676	$24,119
Compensation and benefits	14,190	26,647	11,324
Non-compensation operating expenses	4,949	5,584	4,869
Goodwill impairment	-	-	-
Operating income	(9,073)	70,445	7,926
Interest expense, net	(1,782)	(2,014)	(3,081)
Other non-operating income	2,127	-	-
Income (loss) from equity method affiliates	5,490	(835)	(1,233)
Income (loss) before income tax expense (benefit)	(3,238)	67,596	3,612
Income tax expense (benefit)	(43)	868	343
Net income (loss)	(3,195)	66,728	3,269
Less: Net income (loss) attributable to the convertible non-controlling interest	4,119	27,403	3,107
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(9,039)	29,970	(739)
Net income (loss) attributable to Cohen & Company Inc.	$1,725	$9,355	$901
Fully diluted net income (loss) per share	$1.21	$6.98	$0.69

Adjusted pre-tax income (loss)	$3,674	$37,626	$4,351
Fully diluted adjusted pre-tax income (loss) per share	$0.78	$7.52	$0.94

•	Net income attributable to Cohen & Company Inc. was $1.7 million, or $1.21 per diluted share, for the three months ended June 30, 2021, compared to $9.4 million, or $6.98 per diluted share, for the three months ended March 31, 2021, and $0.9 million, or $0.69 per diluted share, for the three months ended June 30, 2020. Adjusted pre-tax income was $3.7 million, or $0.78 per diluted share, for the three months ended June 30, 2021, compared to $37.6 million, or $7.52 per diluted share, for the three months ended March 31, 2021, and $4.4 million, or $0.94 per diluted share, for the three months ended June 30, 2020. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

•	Revenues during the three months ended June 30, 2021 decreased $92.6 million from the prior quarter and $14.1 million from the prior year quarter.

o	The decrease from the prior quarter was primarily due to a decrease of $90.6 million in principal transactions and other revenue primarily related to (a) the closing of the merger between Metromile Inc. and the Company’s second sponsored insurance SPAC, INSU Acquisition Corp. II, in February 2021, which generated $73.2 million of principal transactions revenue in the first quarter of 2021, and (b) $12.8 million of mark-to-market principal transactions losses in the second quarter of 2021 related to the Company’s holdings of Metromile Inc. Note that the $12.8 million of negative principal transactions revenue related to Metromile Inc. in the current quarter, is offset by a $9.0 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item because the consolidated subsidiary where the unfavorable mark-to-market losses were recorded during the current quarter had non-controlling interests, which have been allocated approximately 70.3% of the negative $12.8 million mark-to-market losses. By the end of the current quarter, the related consolidated subsidiary had become a wholly owned subsidiary, and the non-controlling interests had received their allocated shares of Metromile Inc. via a distribution of such shares.

o	The decrease from the prior year quarter was primarily due to a decrease of $13.4 million in principal transactions and other revenue primarily related to the negative mark-to-market adjustments on the Company’s principal investment in Metromile Inc. See the information immediately above regarding the $9.0 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item.

•	Compensation and benefits expense as a percentage of revenue was 141% for the three months ended June 30, 2021, which was substantially impacted by the $12.8 million in negative mark-to-market adjustments related to Metromile Inc., of which 70.3% or $9.0 million was credited back in the net income (loss) attributable to the non-convertible non-controlling interest line item. Compensation and benefits expense as a percentage of revenue was 26% for the three months ended March 31, 2021 and 47% for the three months ended June 30, 2020. Compensation and benefits expense as a percentage of revenue was 36% for the six months ended June 30, 2021, compared to 61% for the six months ended June 30, 2020. The number of Company employees was 109 as of June 30, 2021, compared to 98 as of March 31, 2021, and 94 as of June 30, 2020.

•	Non-compensation operating expenses during the three months ended June 30, 2021 decreased $0.6 million from the prior quarter and increased $0.1 million from the prior year quarter. The decrease from the prior quarter was due primarily to higher revenue-driven third-party marketing costs related to European origination revenue and professional fees during the prior quarter. The increase from the prior year quarter was primarily due to higher business development and recruiting costs, partially offset by lower professional fees, subscriptions, and clearing and execution costs.

•	Interest expense during the three months ended June 30, 2021 decreased $0.2 million from the prior quarter and $1.3 million from the prior year quarter. During the first quarter of 2021, the Company repaid the final $4.0 million of redeemable financial instrument supporting the GCF repo business, which accounted for $0.2 million and $0.5 million of the decrease from prior quarter and prior year quarter, respectively. The changes in quarterly interest expense are primarily driven by fluctuations in interest on redeemable financial instruments, which are driven by certain Company groups’ revenues and profits.

•	Other non-operating income during the three months ended June 30, 2021 was related to forgiveness of a substantial majority of the Company’s $2.2 million Paycheck Protection Program (“PPP”) loan, which was funded in May 2020 and 98% of which was forgiven by the Small Business Administration in June 2021.

•	Income (loss) from equity method affiliates during the three months ended June 30, 2021 increased $6.3 million from the prior quarter and $6.7 million from the prior year quarter. The increases from both the prior quarter and the prior year quarter were primarily driven by income from the Company’s equity method investments in the sponsors of two SPACs, which closed their business combinations during the second quarter of 2021. The increased value of the founder shares held by the sponsors of the two SPACs, of which the Company was entitled to an allocation from the sponsors, generated $5.5 million of income from equity method investments in the second quarter of 2021.

•	Income tax benefit during the three months ended June 30, 2021 was $0.1 million, compared to an income tax expense of $0.9 million in the prior quarter, and an income tax expense of $0.3 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may make adjustments to the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Our strategic initiatives in asset management, SPACs, and Gestational repo trading continued to favorably impact our results, although our second quarter revenue was impacted by negative mark-to-market adjustments on the Company’s principal investments. Two SPAC sponsors in which we have equity method investments closed their related business combinations, generating $5.5 million in income for the Company during the quarter. Our investment banking pipeline is picking up, and we recently hired a group of experienced professionals to launch a commercial real estate origination and securitization business. In addition, we are pleased to announce the reinstatement of a quarterly cash dividend, which will allow us to return capital to our shareholders while continuing to invest in the Company's growth initiatives. We continue to believe that the initiatives underway will generate long-term value for our shareholders, and we remain focused on enhancing stockholder value.”

Total Equity and Dividend Declaration

•	As of June 30, 2021, total equity was $126.4 million, compared to $101.4 million as of December 31, 2020; the non-convertible non-controlling interest component of total equity was $7.7 million as of June 30, 2021 and $27.8 million as of December 31, 2020. Thus, the total equity excluding the non-convertible non-controlling interest component was $118.8 million as of June 30, 2021, a $45.1 million increase from $73.6 million as of December 31, 2020.

•	The Company’s Board of Directors has declared a dividend of $0.25 per share, which will be payable on August 27, 2021, to stockholders of record on August 13, 2021. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, July 29, 2021, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 876-9176 (domestic) or (785) 424-1670 (international), with participant passcode COHQ221, or request the Cohen & Company earnings call. A replay of the call will be available for one week following the call by dialing (888) 566-0164 or (402) 530-9311, participant pass code COHQ221.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets and, more recently, in SPAC markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2021, the Company managed approximately $2.1 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of June 30, 2021, 60.3% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the possibility that the Company’s third sponsored insurance SPAC, INSU Acquisition Corp. III, does not successfully consummate a business combination, (n) a reduction in the volume of investments into SPACs, (o) the value of our holdings of founders shares in Shift Technologies, Inc. and Metromile Inc. is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (p) the possibility that the Company will stop paying quarterly dividends to its stockholders, and (q) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

 COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Revenues
Net trading	$18,399	$19,183	$20,006	$37,582	$38,567
Net interest income - Repo / Rev Repo
Asset management	1,838	2,093	1,692	3,931	3,307
New issue and advisory	850	1,839	-	2,689	-
Principal transactions and other revenue	(11,021)	79,561	2,421	68,540	15
Total revenues	10,066	102,676	24,119	112,742	41,889
Operating expenses
Compensation and benefits	14,190	26,647	11,324	40,837	25,458
Business development, occupancy, equipment	787	719	640	1,506	1,396
Subscriptions, clearing, and execution	2,374	2,790	2,548	5,164	5,128
Professional services and other operating	1,701	1,994	1,597	3,695	3,379
Depreciation and amortization	87	81	84	168	164
Impairment of goodwill	-	-	-	-	7,883
Total operating expenses	19,139	32,231	16,193	51,370	43,408
Operating income (loss)	(9,073)	70,445	7,926	61,372	(1,519)
Non-operating income (expense)
Interest expense, net	(1,782)	(2,014)	(3,081)	(3,796)	(5,686)
Other non-operating income (expense)	2,127	-	-	2,127	-
Gain on repurchase of debt
Income (loss) from equity method affiliates	5,490	(835)	(1,233)	4,655	(1,340)
Income (loss) before income tax expense (benefit)	(3,238)	67,596	3,612	64,358	(8,545)
Income tax expense (benefit)	(43)	868	343	825	(29)
Net income (loss)	(3,195)	66,728	3,269	63,533	(8,516)
Less: Net income (loss) attributable to the convertible non-controlling interest	4,119	27,403	3,107	31,522	(5,416)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(9,039)	29,970	(739)	20,931	(899)
Net income (loss) attributable to Cohen & Company Inc.	$1,725	$9,355	$901	$11,080	$(2,201)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Basic
Net income (loss) attributable to Cohen & Company Inc.	$1,725	$9,355	$901	$11,080	$(2,201)
Basic shares outstanding	1,072	1,034	1,160	1,053	1,154
Net income (loss) attributable to Cohen & Company Inc. per share	$1.61	$9.04	$0.78	$10.52	$(1.91)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$1,725	$9,355	$901	$11,080	$(2,201)
Net income (loss) attributable to the convertible non-controlling interest	4,119	27,403	3,107	31,522	(5,416)
Net interest attributable to convertible debt, net of taxes	294	289	373	583	-
Income tax and conversion adjustment	141	(1,751)	(930)	(1,575)	29
Enterprise net income (loss)	$6,279	$35,296	$3,451	$41,610	$(7,588)
Basic shares outstanding	1,072	1,034	1,160	1,053	1,154
Unrestricted Operating LLC membership units exchangeable into COHN shares	2,856	2,838	2,803	2,847	2,798
Additional dilutive shares	1,271	1,181	1,057	1,226	-
Fully diluted shares outstanding	5,199	5,053	5,020	5,126	3,952
Fully diluted net income (loss) per share	$1.21	$6.98	$0.69	$8.12	$(1.92)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts

Net income (loss) attributable to Cohen & Company Inc.	$1,725	$9,355	$901	$11,080	$(2,201)
Addback: Impairment of goodwill	-	-	-	-	7,883
Addback (deduct): Other non-operating income	(2,127)	-	-	(2,127)	-
Addback (deduct): Income tax expense (benefit)	(43)	868	343	825	(29)
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	4,119	27,403	3,107	31,522	(5,416)
Less: Net (income) loss attributable to Cohen & Company, LLC non-controlling interest	-	-	-	-	-
Adjusted pre-tax income (loss)	3,674	37,626	4,351	41,300	237
Net interest attributable to convertible debt	381	375	373	756	744
Income tax and conversion adjustment	-	-	-	-	-
Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$4,055	$38,001	$4,724	$42,056	$981

Fully diluted shares outstanding	5,199	5,053	5,020	5,126	3,952
Fully diluted adjusted pre-tax income (loss) per share	$0.78	$7.52	$0.94	$8.20	$0.25

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2021
	(unaudited)	December 31, 2020
Assets
Cash and cash equivalents	$28,403	$41,996
Receivables from brokers, dealers, and clearing agencies	111,782	52,917
Due from related parties	629	2,812
Other receivables	9,237	3,929
Investments - trading	253,819	242,961
Other investments, at fair value	66,689	58,540
Receivables under resale agreements	6,027,515	5,716,343
Investment in equity method affiliates	15,335	13,482
Deferred income taxes	6,835	7,397
Goodwill	109	109
Right-of-use asset - operating leases	11,035	6,063
Other assets	4,178	2,830
Total assets	$6,535,566	$6,149,379

Liabilities
Payables to brokers, dealers, and clearing agencies	$217,537	$156,678
Accounts payable and other liabilities	38,931	46,251
Accrued compensation	16,030	14,359
Trading securities sold, not yet purchased	42,874	44,439
Other investments sold, not yet purchased	9,749	7,415
Securities sold under agreements to repurchase	6,019,184	5,713,212
Deferred income taxes		-
Operating lease liability	11,515	6,531
Redeemable Financial Instruments	7,957	11,957
Debt	45,353	47,100
Total liabilities	6,409,130	6,047,942

Temporary Equity
Redeemable noncontrolling interest
Equity
Voting nonconvertible preferred stock	27	27
Common stock	14	13
Additional paid-in capital	69,610	65,031
Accumulated other comprehensive loss	(898)	(821)
Accumulated deficit	(9,268)	(20,341)
Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	-	-
Total stockholders' equity	59,485	43,909
Noncontrolling interest	66,951	57,528
Total equity	126,436	101,437
Total liabilities and equity	$6,535,566	$6,149,379

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding impairment of goodwill, other non-operating income and income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Impairment of goodwill has been excluded from adjusted pre-tax income (loss) because it is a non-recurring, non-cash item. Other non-operating income, representing the forgiveness of our PPP loan, has been excluded because it is a non-recurring item. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated, by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com

215-701-8952

investorrelations@cohenandcompany.com